UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GRIFFIN REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

E-mail Message
On November 7, 2022, Griffin Realty Trust, Inc. sent the following e-mail message to certain financial advisors.
Dear Financial Advisor,
We are reaching out to thank those of you who encouraged your clients invested in Griffin Realty Trust, Inc. (the "Company") to vote their shares regarding certain proposals to stockholders, and advise those who have not yet done so that our Annual Stockholder Meeting was rescheduled to Wednesday, November 30, 2022 at 9:30am PT to allow additional time for stockholder voting and the solicitation of proxies.
Among other items, we are asking stockholders of the Company to consider and vote on a proposal to approve the conversion of the Company from a Maryland corporation to a Maryland real estate investment trust, in order to allow the Board to pursue the path to liquidity and value maximization that it considers to be in the best interests of stockholders in a manner that does not result in substantial adverse tax consequences to stockholders. Based on preliminary estimates of the vote count, substantially more shares have been voted in favor of the conversion than against it. However, at this time, the number of votes cast in favor of the conversion proposal is not sufficient to approve the conversion. Every stockholder’s vote is therefore important, no matter how large or small their holdings may be. Approval of this proposal requires the affirmative vote of a majority of our outstanding shares. As such, a failure to vote has the effect of a vote against this proposal.
Your clients should have recently received proxy information relating to the meeting. That package includes instructions on how stockholders can easily vote their shares by mail, over the phone or online.
Please help us avoid further postponements, phone calls, costs, and additional mailings by encouraging your clients to promptly vote their shares today.
For questions or assistance in voting, please call our proxy solicitor, Georgeson LLC at 1-866-482-5136. A representative is available from 9:00 a.m. to 11:00 p.m. on weekdays, and from 12:00 p.m. to 6:00 p.m. on Saturdays, Eastern Time.
Thank you for your continued support of the Company.
Sincerely yours,
Griffin Realty Trust, Inc.